Exhibit 10.2

14% SECURED NOTE

Thompson, Pennsylvania

$375,000.00	February 26, 2016

1. Obligation. For value received and intending to be legally bound, Lattice Incorporated, a Delaware corporation ("Maker"), hereby promises to pay on or before the Due Date (as defined below) to the order of Cantone Asset Management, LLC (including its successors and assigns, collectively, the "Payee"), the principal sum of THREE HUNDRED SEVENTY-FIVE Thousand Dollars ($375,000.00), lawful money of the United States of America together with interest thereon in the amount of twelve percent annual simple interest (the "Rate") on the terms and conditions stated in this Note. The principal sum added to the accrued but unpaid interest is referred to in this Note as the "Amount Due." Any term capitalized herein and not defined shall have the same meaning as in the Loan and Security Agreement between the Maker and the Payee of even date.

The Maker acknowledges and represents that the loan represented by this Note is made for commercial purposes only.

The payments under this Note shall be made in funds immediately available to Payee at its office at Thompson, Pennsylvania, or at such other location as the Payee shall designate. In the event the due date of any payment under this Note is a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, such payment shall be due on the next succeeding date which is not a Saturday, Sunday or such legal holiday, provided that the principal sum shall continue to accrue interest until paid.

The Maker shall pay interest on the principal amount at 14% per annum (the "Rate") until the Maker pays the entire Amount Due, payable monthly in arrears on the twenty-sixth day of each month, with the first payment of interest due March 26, 2016. The outstanding unpaid principal amount of the Loan and all accrued but unpaid interest shall be paid in full on the earlier of: (i) August 26, 2016, or (ii) the date Maker receives payment from its customer for the equipment funded by this Note and described in the Loan and security agreement of even date (in either case, the "Due Date").

2. Prepayment. Maker may prepay all or any portion of the Amount Due at any time without premium or penalty.

3. Application of Payments. All payments on this Note shall be applied first to interest at the Rate, then to Default Interest, as defined below, then to all other sums due hereunder, and the balance thereof to principal or in such other order as Payee may elect.

4. Late Charge, Penalty. If any payment of interest payable under Section 1, above is not made by the tenth day of the month in which it is due, or if the Amount Due is not paid when due under the terms of this Note and remains unpaid ten (10) days after the Due Date, then, in either case, there shall also be immediately due and payable a late charge at the rate of Five Percent (5%) of such delinquent payment. The amount of any such late charge not paid promptly following demand therefor shall be deemed outstanding and payable pursuant to the Note. Further, and in addition to any late fee or Default Interest, upon any uncured Event of Default as defined in this Note or in the associated Loan Documents, there shall be added to the principal amount a penalty of $37,500, as a penalty and not as interest.

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5. Collateral. The payment of the Amount Due on the Due Date shall be secured by a first lien on the accounts receivables, revenues and other proceeds of a certain contract of the Maker with Correct Solutions, Inc., and the equipment used for such contract, listed on Exhibit A, to be evidenced by a filing on form UCC-l.

6. Default; Acceleration; Remedies.

a. Should there occur any Default (as defined below in Section 6 b), then Payee, at its option upon written notice to Maker, may declare immediately due and payable the entire unpaid balance of Amount Due and accrued interest by Maker hereunder, together with interest accrued thereon at the Rate to the date of Default and thereafter at a rate of interest equal to 18% per annum (the "Default Rate"), anything herein to the contrary notwithstanding. Payment of the Amount Due may be enforced and recovered in whole or in part at any time by one or more of the remedies provided Payee in this Note. If Payee employs counsel to enforce this Note by suit or otherwise, Maker will reimburse Payee for all reasonable and documented costs of suit and other reasonable and documented expenses in connection therewith, whether or not suit is actually instituted, together with a reasonable attorney's fee for collection of Ten Percent (10%) of the total amount then due by Maker to Payee but in no event less than five Thousand Dollars ($5,000.00) together, to the extent permitted by applicable law, with interest on any judgment obtained by Payee at the Default Rate, including interest at the Default Rate from and after the date of execution, judicial or foreclosure sale until actual payment is made to Payee of the full amount due Payee.

b. As used in this Note, "Default" shall occur immediately upon the happening to or by Maker of any of the following events:

(1) Any default in the payment when due of interest or the Amount Due on the Due Date, or any other sums due, under this Note, which default is not cured within ten (10) business days after the due date of such payment;

(2) Any default in the performance of any of the provisions of this Note, which is not cured within ten (10) business days;

(3) Any default in any other indebtedness of the Maker, which default is not cured within ten (10) days of the date of such default;

(4) The making of any misrepresentation to Payee;

(5) The calling of a meeting of creditors;

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(6) The appointment of a committee of creditors;

(7) An assignment or offer of settlement for the benefit of creditors;

(8) The voluntary or involuntary application for, or appointment of, a receiver, custodian, guardian, trustee, or other personal representative for Maker or its property;

(9) The filing of a voluntary or involuntary petition under any of the provisions of the Federal Bankruptcy Code or any similar state statute;

(10) The occurrence of any other act of insolvency (however expressed or indicated);

(11) The issuance of a warrant of attachment or for distraint, or the notice of tax lien against Maker's assets;

(12) Except in connection with any proceeding which has been disclosed publicly by the Maker, an entry of judgments against Maker or its assets; or

(13) The failure to pay, withhold, collect or remit any taxes or tax deficiency when assessed or due, unless such taxes are being diligently contested in good faith by appropriate proceedings;

(14) The general failure of Maker to pay its debts and obligations as the same become due and payable.

7. Remedies Cumulative, Etc.

a. The remedies of Payee provided in this Note shall be cumulative and concurrent, may be pursued singly, successively, or together at the sole discretion of Payee, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

b. The recovery of any judgment by Payee shall not affect in any manner or to any extent any rights, remedies or powers of Payee under this Note, but such rights, remedies and powers of Payee shall continue unimpaired as before. The exercise by Payee of its rights and remedies and the entry of any judgment by Payee shall not adversely affect in any way the interest rate payable hereunder on any amounts due to Payee but interest shall continue to accrue on such amounts at the rates specified herein.

c. Maker agrees that any action or proceeding against it to enforce this Note may be commenced in the state courts of the Commonwealth of Pennsylvania sitting in the County of Delaware, or in the United States District Court for the Eastern District of Pennsylvania. The provisions of this Section shall not limit or otherwise affect the right of Payee to institute and conduct action in any other appropriate manner, jurisdiction or court.

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8. Additional Waivers. Maker hereby waives presentment for payment, demand, demand for payment, notice of demand, notice of nonpayment or dishonor, notice of acceleration, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Note. Maker agrees that its liability shall be unconditional without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee. Maker consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Payee with respect to payment or other provisions of this Note.

9. Costs and Expenses. Maker shall pay upon demand all reasonable costs and expenses incurred by Payee in the exercise of any of its rights, remedies or powers under this Note and any amount thereof not paid within ten (10) business days following demand therefor shall be added to the principal sum hereunder and shall bear interest at the Default Rate from the date of such demand until paid in full.

10. Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in favor of Payee in order to effectuate the provisions of this Note.

11. Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding under this Note and shall be applied on such order as Payee may determine. If the excessive amount of interest paid exceeds the sums outstanding under this Note, the portion exceeding the sums outstanding under this Note shall be refunded in cash by Payee. Any such crediting or refund shall not cure or waive any default by Maker hereunder. Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, shall be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

12. Limitation on Payee's Waivers. Payee shall not be deemed, by any act or omission or commission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing. A waiver as to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

13. No Offset. The obligations of Maker under this Note shall not be subject to any abatement or offset as a consequence of any claim, event or transaction otherwise occurring or arising between Maker, Payee and/or any affiliate of any of them, except as Maker and Payee may otherwise agree.

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14. Applicable Law. This instrument shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

15. Captions. The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of the Note.

16. Pronouns. Pronouns used herein shall be deemed to include the masculine, feminine or neuter, singular or plural, as their contexts may require. The words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker.

17. Construction. The language in this Agreement shall be construed as a whole according to its fair meaning, strictly neither for nor against any party, and without implying a presumption that its terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who drafted it.

18. Computation. The unpaid principal amount of this Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, and all other Amounts Due owing by Maker to Payee pursuant to this Note shall at all times be ascertained from the records of Payee, which shall be conclusive absent manifest error.

19. Assignment. This Note may not be assigned or otherwise transferred by Maker without the prior written consent of Payee. This Note may not be assigned or otherwise transferred by Payee to any person or entity that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

20. Stamp Taxes. Maker shall pay the cost of any revenue, tax or other stamps now or hereafter required by the laws of the Commonwealth of Pennsylvania (or any of its political subdivisions) or the United States of America to be affixed to this note, and if any taxes are imposed under the laws of the Commonwealth of Pennsylvania (or any of its political subdivisions) or the United States of America with respect to evidences of indebtedness, Maker shall pay or reimburse Payee upon demand the amount of such taxes without credit against any indebtedness evidenced by this Note.

21. Notices. All notices, requests, waivers, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, made and received when hand delivered against receipt, or on the day after it is sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized overnight courier service, or by facsimile, to:

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If to Maker:

Lattice Incorporated

7150 N. Park Drive

Suite 500

Pennsauken, NJ 08109

Telephone (856) 910-1166

Facsimile: (856) 910-1811

If to Payee:

Cantone Asset Management, LLC

Cfo Cantone Research, Inc.

766 Shrewsbury Avenue

Suite E401

Tinton Falls, NJ 07724

Telephone: 732-450-3500

Facsimile: 732-450-3520

Attention: Anthony Cantone

Or such other address as shall be specified from time to time (in compliance with the requirements of this Section 21 for the giving of notice) by the parties,. entitled to receive such notices.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

MAKER:

LATTICE INCORPORATED.

By:	/s/ Paul Burgess
Paul Burgess, President

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